Ex. 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 401 Little Rock, AR 72212	FOR FURTHER INFORMATION CONTACT: Matt Machen | Chief Financial Officer 501.975.6011

Bear State Financial, Inc. Selected for
Inclusion in the Russell 3000 Index

Monday, June 15, 2015 — Bear State Financial, Inc. is set to join the broad-market Russell 3000 Index at the conclusion of the Russell indexes annual reconstitution on June 26, according to a preliminary list of additions posted June 12 on the Russell reconstitution website.

Annual Russell indexes reconstitution captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are very pleased to be included in the Russell 3000 Index this year,” said Matt Machen, Chief Financial Officer of Bear State Financial. “This is yet another milestone in the transformation of Bear State Financial, Inc. into a high performing company dedicated to delivering long-term value to our shareholders.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $5.7 trillion in assets are benchmarked to the Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 1000 and the Russell reconstitution, go to “Recon Central” section on the FTSE Russell website.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 80 countries, covering 98% of the investable market globally and trading on over 25 exchanges worldwide.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Leading asset owners, asset managers, ETF providers and investment banks use FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

About Bear State Financial

Bear State Financial, Inc. is the parent company for Bear State Bank. Bear State Financial common stock is traded on the NASDAQ Global Market under the symbol BSF. For more information on Bear State Financial, please visit www.bearstatefinancial.com. Its principal subsidiary, Bear State Bank, is a community oriented financial institution providing a broad line of financial products to individuals and business customers. Bear State Bank operates 43 branches and three loan production offices throughout Arkansas and Southeast Oklahoma.